SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]       Filed by a party other than the
                                  Registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

WEIRTON STEEL CORPORATION
- ----------------------------------------------
(Name of Registrant as Specified in its Charter)


- ----------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):
[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transactions applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid:
     (2)  Form, schedule or registration statement No.:
     (3)  Filing party:
     (4)  Date filed:



                                        WEIRTON STEEL CORPORATION
                                         400 THREE SPRINGS DRIVE
                                           WEIRTON, WV  26062


                                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                         To Be Held May 25, 1995
Dear Stockholder:

        NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Weirton Steel Corporation, a Delaware corporation (the "Company"), will be held at the Jefferson County Civic Arena, 3151 Johnson Road, Steubenville, Ohio, on Thursday, May 25, 1995, at 7:00 P.M., Eastern Daylight Time, for the following purposes:

        1. To elect three directors for a two-year term and five directors for a three-year term, in each case until their successors have been elected and qualified, and to approve the election of a director by the Board of Directors for a term ending at the 1997 Annual Meeting;

        2.  To approve the 1994 Employee Stock Purchase Plan;

        3. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending
December 31, 1995; and

        4. To consider and act upon any other matters which properly may come before the meeting or any adjournment thereof.

        In accordance with the provisions of the By-Laws, the Board of Directors has fixed the close of business on April 5, 1995, as the date for the determination of the holders of record of stock entitled to notice of, and to vote at, the Annual Meeting.

        Your attention is directed to the accompanying Proxy
Statement.

        Stockholders who do not expect to attend the meeting in person are requested to sign, date and mail the enclosed Proxy as promptly as possible in the enclosed stamped envelope.


                                        By Order of the Board of Directors,

                                        WILLIAM R. KIEFER,
                                        Secretary
Weirton, West Virginia
April 25, 1995


                                        WEIRTON STEEL CORPORATION
                                         400 THREE SPRINGS DRIVE
                                           WEIRTON, WV  26062
                                             ______________
                                             PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Weirton Steel Corporation, a Delaware corporation (the "Company"), of proxies for use at the 1995 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 25, 1995, and any adjournments thereof. This Proxy Statement and the accompanying proxy are being mailed on or after April 25, 1995 to stockholders of record as of April 5, 1995.

        If the enclosed proxy is executed, dated and returned, it nevertheless may be revoked at any time before it has been voted by
(i) a later dated, properly executed proxy, or (ii) a vote in person at the Annual Meeting. If not revoked and no contrary instructions are specified, or no specific instructions are otherwise given, all shares covered by a properly signed, dated and returned proxy will be voted by the persons appointed therein:

    FOR the election of directors and approval for the Board of Directors to elect a director for a term commencing April 1, 1996;

    FOR the approval of the 1994 Employee Stock Purchase Plan; and

    FOR the ratification of independent accountants,

all as specified in this Proxy Statement. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the meeting.


        A copy of the Company's Annual Report to Stockholders for the preceding fiscal year has been mailed to stockholders prior to the mailing of this Proxy Statement.

        All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company.

        Directors, officers and regular employees of the Company may solicit proxies from stockholders. The Company reimburses brokerage firms, fiduciaries, custodians and other nominees holding stock in their name or custody, for their expenses in forwarding proxy materials to beneficial owners and seeking instructions regarding proxies. The Company has engaged Georgeson & Co. to solicit proxies on behalf of the Board of Directors from individuals, brokers, nominees and institutional holders.
Georgeson & Co. will be paid a fee of $15,000 for its services and will be reimbursed for its reasonable expenses.


                    OUTSTANDING VOTING STOCK

        Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and Convertible Voting Preferred Stock, Series A, par value $.10 per share (the "Convertible Preferred Stock"), at the close of business on April 5, 1995 (the "Record Date") are entitled to vote on matters to be presented at the Annual Meeting. On the Record Date, 42,008,075 shares of Common Stock and 1,756,718 shares of Convertible Preferred Stock were outstanding and entitled to vote. The holders of the Convertible Preferred Stock and the holders of the Common Stock will vote as a single class at the Annual Meeting. Each share of Convertible Preferred Stock is entitled to ten votes and each share of Common Stock is entitled to one vote.

        Common Stock allocated to the accounts of participants in the Company's 1984 Employee Stock Ownership Plan (the "1984 ESOP") and Convertible Preferred Stock allocated to the accounts of participants in the Company's 1989 Employee Stock Ownership Plan
(the "1989 ESOP") will be voted by the holder of record, United National Bank, as trustee, as directed by participants and in accordance with the terms of the applicable ESOP.


                       QUORUM REQUIREMENTS

        In order to transact business at the Annual Meeting, there must be present, in person or by proxy, at least a majority of the total votes of the outstanding shares of Common Stock and Convertible Preferred Stock, without regard to any shares of stock whose voting power is restricted under Article Eleventh of the Company's Restated Certificate of Incorporation (the "Charter"), which deals with certain significant holders. At this time, the Board of Directors is not aware of any holder who would be considered restricted under the Charter. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.



                  THE ELECTION OF DIRECTORS


        The Charter provides that one director ("ESOP Director"), who must have the qualifications of an Independent Director, is to be nominated by the ESOP Nominating Committee, which Committee is elected by the 1984 and 1989 ESOP participants. The Charter provides that seven directors ("Independent Directors") cannot be, nor ever have been, employees of the Company, nor can they have served as an advisor or consultant to the Company or to the Independent Steelworkers Union (the "ISU"), nor have been affiliated with such an advisor or consultant, for a period of two years prior to election as an Independent Director. The Charter provides that three directors ("Management Directors") must consist of the Chief Executive Officer and two Company employees designated by the Chief Executive Officer. The Charter provides that three directors ("Union Directors") must consist of the President of the primary collective bargaining agent for the represented employees of the Company and two persons designated by the collective bargaining agent.

        The Charter also provides for a Board of Directors of 14 members divided into three classes, designated as Class I, Class II and Class III. Each class serves a three-year term, and the term of one class expires at each year's annual meeting of stockholders. The terms of the Class I, Class II and Class III Directors expire at the annual meetings of stockholders in 1997, 1998, and 1996, respectively. Since the Company did not hold an annual meeting to elect directors in 1994, both the four Class I directors, whose terms would have expired in 1994 and who will serve for a term of two years, and the five Class II directors, who will serve for a term of three years, will be elected at this Annual Meeting.

        The Board of Directors intends to present for action at the Annual Meeting the election (and approval for election) of the following: Class I directors, to serve for a term of two years, and until their successors are elected and qualified: Richard K. Riederer, Management Director and Michael Bozic, Richard R. Burt (to be approved for election by the Board of Directors) and Thomas
R. Sturges, Independent Directors; and as Class II directors to serve for a term of three years, and until their successors are elected and qualified: Robert S. Reitman, Richard F. Schubert, David I.J. Wang, and Ronald C. Whitaker, Independent Directors, and Joseph J. Nowak, ESOP Director.

        Under the Charter, Mr. Burt is not qualified at this time to be an Independent Director because, until March 31, 1994, he was a partner of McKinsey & Company, which performed consulting services for the Company in 1994. Because Mr. Burt becomes qualifed to be an Independent Director on April 1, 1996 and because the Board of Directors believes that Mr. Burt is otherwise eminently qualifed to be an Independent Director, the Board of Directors is requesting the stockholders at this Annual Meeting to approve the election by the Board of Directors, on April 1, 1996, of Mr. Burt as an Independent Director for a term ending at the 1997 annual meeting. If a majority of the Voting Stock voting at this Annual Meeting gives such approval, the Board of Directors intends to so elect Mr. Burt. The Board of Directors has requested, and Mr. Burt has agreed, to attend meetings of the Board of Directors occurring prior to his election as an Independent Director.

        Unless authority to vote for any one or more of the Class I (including Mr. Burt) or Class II director nominees is withheld as indicated on the enclosed proxy, the shares represented by the enclosed proxy will be voted FOR such persons.

        The nominees receiving a plurality vote among the total votes properly cast at the Annual Meeting, in person or by proxy, and who are qualified under the Charter will be elected as directors.

        The following table sets forth the name, age (as of April 1, 1995) and principal occupation for at least the last five years of each nominee for director of the Company and of the remaining directors who are not standing for election at the Annual Meeting.



Name               Principal Occupation        Director Since

Class I Directors:  Nominees to Serve in Office Until 1997

Richard K. Riederer                                        1993
Age 51 (1)         President, Chief Operating Officer and Chief
                   Financial Officer of the Company; Director of Portico Funds; employee of the Company since January 1989; Executive Vice
                   President-Finance and Chief Financial
                   Officer of the Company from September 1994 to January 1995; Vice President and Chief
                   Financial Officer of the Company from
                   January 1989 to September 1994.


Michael Bozic                                             1994
Age 54 (3)         President, Chief Executive Officer and
                   Director of Hills Stores Company; Director of Domain, Inc., Eagle Mark Credit, Inc.,
                   Dean Witter InterCapital, Inc. and United
                   Negro College Fund.  Employee of Sears,
                   Roebuck and Company from 1963 to 1991;
                   President of Sears Canada, Inc. from
                   December 1983 to April 1986; President and
                   Chief Operating Officer of Sears
                   Merchandise Group from January 1987 to
                   February 1991.


Richard R. Burt                                                *
Age 48 (3)         Chairman of International Equity Partners, LLP;
                   Director of the Lauder Institute of the
                   Wharton School of Business, American
                   Publishing  Company and several mutual
                   funds managed by PaineWebber, Inc.; Member of the International Advisory Council of the Bank of Montreal; Partner, McKinsey and Company from 1991 to 1994; Chief
                   Negotiator for the United States in the
                   Strategic Arms Reduction Talks (START) from
                   1989 to 1991 and the United States
                   Ambassador to the Federal Republic of
                   Germany from 1985 to 1989.

Thomas R. Sturges                                          1986
  Age 50 (3)       Executive Vice President of the Harding
                   Group, Inc., since February 1990; Special
                   Associate Director of Bear, Stearns and Company,
                   Inc. from May 1986 to February 1990.



Class II Directors:  Nominees to Serve in Office Until 1998

Joseph J. Nowak                                             *
Age 63 (4)         Director of Penn Power Company.  Vice-Chairman
of                 Armco, Inc. from 1992 to 1993; Executive
                   Vice President of Cyclops Corporation from
                   1988 to 1992.


Robert S. Reitman                                             *
Age 61 (3)         Chairman, President, Chief Executive Officer and
                   Director of The Tranzonic Companies;
                   Director of Society National Bank.


Richard F. Schubert                                         1983
Age 58 (3)         President and Chief Executive Officer of The
                   Points of Light Foundation;  Chairman of
                   BioRelease, Inc.; Director of National
                   Alliance of Business and Management
                   Training Corporation;  President of
                   American Red Cross from 1983 to 1989.


David I.J. Wang                                          1992
Age 62 (3)         Director of U.G.I. Corporation, Petrolane, Inc.
                   and several privately held companies; Member of Advisory Boards of Georgia Institute of
                   Technology and Hampton University; Chairman of Science and Technology Council of the Naples Institute; Executive Vice President and Director of International Paper Co.
                   from 1987 to 1991.


Ronald C. Whitaker                                       1995
Age 47 (3)         President, Chief Executive Officer and Director
                   of Colt's Manufacturing Company;  President of
                   Wheelabrator Corporation from 1988 to
                   1992.






Class III Directors:  To Continue in Office Until 1996

James B. Bruhn                                            1990
Age 54 (1)        Executive Vice President -Commercial of the
                  Company;  employee of the Company since
                  1987; Vice President-Tin Mill Products Sales from 1987 to 1992; Vice President-Tin Mill
                  Products Business from 1992 to 1994.


Robert J. D'Anniballe, Jr.                                   1990
Age 38 (2)        Partner of Alpert, D'Anniballe & Visnic,
                  attorneys; General Counsel to the ISU.

Herbert Elish                                                1983
Age 61 (1)        Chairman of the Board and Chief Executive Officer
                  of the Company;  employee of the Company since
                  1987; Chairman of the Board,
                  President and Chief Executive Officer of the Company from July 1987 to January
                  1995.


Mark G. Glyptis                                              1991
Age 43 (2)        President of the ISU since August 1991;  employee
                  of the Company since 1973.


Phillip A. Karber                                            1992
Age 48 (2)        Corporate Vice President for International
                  Development of BDM International, Inc.;
                  employee of BDM since 1971.

_________________________

 *      Has not previously served as a director of the Company.
(1)     Management Director
(2)     Union Director
(3)     Independent Director
(4)     ESOP Director


              APPROVAL OF 1994 EMPLOYEE STOCK PURCHASE PLAN
The Board of Directors adopted the 1994 Employee Stock Purchase Plan (the "1994 Stock Purchase Plan") to provide substantially all employees of the Company and its subsidiaries with the opportunity to purchase Common Stock through accumulated payroll deductions. The 1994 Stock Purchase Plan is a successor to the Company's 1989 Employee Stock Purchase Plan, which expired at the end of 1994 and pursuant to which Company employees purchased a total of 1,439,723 shares of Common Stock. As provided in a 1994 amendment to the Charter, to the extent that the total number of shares of Common Stock reserved under the 1994 Stock Purchase Plan is not purchased by employees, the remaining shares will be available for bona fide public offerings by the Company.


Description of the 1994 Employee Stock Purchase Plan


Shares Subject to Plan

        A total of 5,000,000 shares of Common Stock has been made available for sale to employees under the 1994 Stock Purchase Plan. Shares to be sold under the 1994 Stock Purchase Plan may be either authorized but unissued shares or previously issued shares reacquired by the Company.

Eligibility

        Each person employed by the Company (except probationary, summer or co-op employees) is eligible to participate in the 1994 Stock Purchase Plan (an "Eligible Employee"), provided he or she
(i) has completed as of the first day of a Purchase Period (as defined below), at least six months of service (as defined in the Company's retirement plan applicable to such person) and (ii) is not, as of the day preceding the first day of the Purchase Period, deemed, for purposes of Section 423(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

Purchase Price

        The purchase price per share of Common Stock sold under the 1994 Stock Purchase Plan for any Purchase Period will be equal to the lesser of (a) 85% of the "fair market value" of a share of Common Stock on the first day of such Purchase Period, or (b) 85% of the "fair market value" of a share of Common Stock on the last day of such Purchase Period (the "Exercise Date"). The fair market value as of any date is the last reported sale price reported on the principal national securities exchange on which the Common Stock is traded on such date.

Grant of Right to Purchase

        Under the 1994 Stock Purchase Plan, a separate right to purchase shares of Common Stock will be granted to each Eligible Employee as of the first day of each "Purchase Period". The purchase right applies automatically to all Eligible Employees, but to participate in the 1994 Stock Purchase Plan, further action is required as explained below. A Purchase Period is a period of twelve months, during which time payroll deductions will be made to fund the purchase of shares. The maximum number of shares an Eligible Employee is eligible to purchase for any Purchase Period is $25,000 divided by the fair market value of a share of Common Stock on the first day of such Purchase Period. If, as of the first day of the Purchase Period, an Eligible Employee would be deemed for purposes of Section 423(b)(3) of the Code to own stock of the Company (including any number of shares which such person is entitled to purchase under the 1994 Stock Purchase Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares such person will be entitled to purchase pursuant to the 1994 Stock Purchase Plan will be reduced. Rights to purchase shares granted to Eligible Employees who fail to authorize payroll deductions will lapse automatically.

Election to Participate, Payroll Deductions

        In order to purchase shares, an Eligible Employee must sign a Stock Purchase Agreement in advance of the first day of each Purchase Period. By doing so, the employee becomes a Participant in the 1994 Stock Purchase Plan. Under the Stock Purchase
Agreement, each Eligible Employee who elects to participate in the 1994 Stock Purchase Plan must authorize contributions to the 1994 Stock Purchase Plan through regular payroll deductions from his or her total cash W-2 compensation, as defined in the 1994 Stock Purchase Plan ("Compensation"), for each payroll period, of a specified percentage of such compensation not less than 1% and not more than 15% in multiples of 1/2%. The amount of payroll deduction must be established at the beginning of a Purchase Period and may not be altered, except for complete discontinuance. The payroll deduction authorized by a Participant will be credited to an individual account maintained for the Participant under the 1994 Stock Purchase Plan (an "Account"). No interest or other earnings will be paid on any amount in a Participant's Account.

Purchase of Stock

        If there is credited to the Account of a Participant as of any Exercise Date an amount at least equal to the purchase price determined under the 1994 Stock Purchase Plan of one share of Common Stock for the current Purchase Period, the Participant will purchase, and the Company will sell, at such price the largest number of whole shares of Common Stock which can be purchased with the amount credited to his or her Account. Fractional shares will not be issued. Any balance remaining in a Participant's Account at the end of a Purchase Period (not in excess of the purchase price of one share of Common Stock) generally will be carried forward into a Participant's Account for the following Purchase Period.
        No Participant may, in any calendar year, purchase that number of shares under the 1994 Stock Purchase Plan which, when aggregated with all other shares of stock of the Company which he or she may be entitled to purchase under any other employee stock purchase plan of the Company, meeting the requirements of Section 423(b) of the Code, will exceed $25,000 in fair market value. Since the exclusive method for purchasing shares under the 1994 Stock
Purchase Plan is through payroll deductions whose maximum limit under the 1994 Stock Purchase Plan is 15% of Compensation, the 15% limitation will be the effective limit on purchases of stock under the 1994 Stock Purchase Plan for substantially all employees.

        The maximum number of shares of Common Stock which may be purchased by all Participants for any Purchase Period may not exceed 1,000,000. In the event Participants purchase less than the maximum number of shares during any Purchase Period, the balance of such maximum number of shares for such Purchase Period will be available for purchase in succeeding Purchase Periods until purchased, or until December 31, 1999, whichever occurs first.

        If, as of the Exercise Date in any Purchase Period, the aggregate funds available for the purchase of shares of Common Stock would result in a purchase of shares in excess of the maximum number of shares then available for purchase under the 1994 Stock Purchase Plan, the number of shares which would otherwise be purchased by each Participant on the Exercise Date will be reduced by a factor relative to the payroll deduction accumulation for each Participant.


Other Plan Features

        Participants may withdraw from the 1994 Stock Purchase Plan prior to any Exercise Date and have their Account balances refunded. Participants who have withdrawn may again participate for the next Purchase Period. Each Stock Purchase Agreement under the 1994 Stock Purchase Plan requires a Participant to hold purchased shares until the second anniversary of the Exercise Date, unless the Company consents to a prior transfer by a Participant. The numbers of shares of Common Stock which can be purchased pursuant to the 1994 Stock Purchase Plan are subject to adjustment in the event of any substantial recapitalization of the Company. Participants' rights to purchase stock under the 1994 Stock Purchase Plan are not transferable. The 1994 Stock Purchase Plan is administered by a committee appointed by the Company's Board of Directors. The Board of Directors may amend the 1994 Stock Purchase Plan without the consent of Participants, except that no action can affect rights to purchase previously granted and no amendment can, without approval of the Company's stockholders: (i) increase the total number of shares; (ii) change the class of Eligible Employees; (iii) decrease the minimum purchase price; (iv) extend Purchase Periods; or (v) extend the term of the 1994 Stock Purchase Plan. Unless terminated sooner as provided in the 1994 Stock Purchase Plan, the term of the 1994 Stock Purchase Plan expires after December 31, 1999.



Income Tax Consequences

        Rights to purchase shares issued under the 1994 Stock Purchase Plan are intended to be options issued pursuant to an "Employee
Stock Purchase Plan" within the meaning of Section 423 of the Code. Accordingly, if a Participant exercises a right to purchase and holds the shares for the applicable holding period, and remains an employee at all times during the period beginning with the date the right to purchase is granted and ending three months before the date it is exercised, he or she will be entitled for Federal income tax purposes to special tax treatment. Under such circumstances, any gain realized upon disposition of the shares will be treated as ordinary income to the extent of the lesser of (i) 15% of the fair market value of the shares on the date the right to purchase was granted, or (ii) the amount by which the fair market value of the shares on the date of disposition exceeded the purchase price. Any further gain will be treated as long-term capital gain. The applicable holding period is the longer of (i) two years after the date the right to purchase is granted or (ii) one year after the shares are issued. The Company will not be entitled to any tax deduction for Federal income tax purposes with respect to shares so acquired and disposed of by a Participant.

        If a Participant does not hold the Common Stock for more than two years after the right to purchase is granted and one year after the stock is issued, he or she will not be entitled to long-term capital gain treatment for Federal income tax purposes on any increase in fair market value of the stock between the date the right to purchase was granted and the date the purchase occurred.
If the Participant disposes of the Common Stock within such one-year period or such two-year period, any excess of the fair market value on the date of exercise over the purchase price is taxable as ordinary income to him or her and is deductible by the Company for Federal income tax purposes.



Securities and Exchange Act Consequences

          The 1994 Stock Purchase Plan is also designed to meet the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"). As a result of this feature, acquisitions of Common Stock pursuant to the 1994 Stock Purchase Plan will not be subject to the matching of purchases and sales which otherwise could result in the repayment to the Company by officers and other statutory insiders of so-called "short swing" profits under Section 16(b) of the Exchange Act. Shares of Common Stock offered to employees of the Company under the 1994 Stock Purchase Plan are offered and sold only pursuant to a prospectus contained in a registration statement filed with the SEC under the Securities Act of 1933.

        An affirmative majority of the total votes cast at the Annual Meeting will be sufficient to approve the adoption of the 1994
Stock Purchase Plan.




          RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


                The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP, independent accountants, as auditors of the Company for the fiscal year ending December 31, 1995, subject to ratification by the stockholders. Such firm has audited the Company's accounts since
1984.  The Company is informed that no member of Arthur Andersen
LLP has any direct or any material indirect financial interest in the Company. It is expected that representatives of Arthur
Andersen LLP will be present at the Annual Meeting where they will have an opportunity to address the meeting, if they so desire, and to respond to appropriate questions.

                The affirmative majority of the total votes cast at the Annual Meeting will be sufficient to ratify the appointment of the independent accountants.

                If the appointment of Arthur Andersen LLP is not ratified by the stockholders, the Audit Committee will reconsider its recommendation.



                               OTHER BUSINESS

        The Board of Directors is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy
Statement.


  THE BOARD OF DIRECTORS: COMMITTEES, MEETINGS AND COMPENSATION

Audit Committee

        The Board's Audit Committee is currently composed of Messrs. Karber (Chairman), Wang, Sturges, Glyptis, D'Anniballe and Elish
(ex officio). The Audit Committee reviews, at least annually, the services performed and to be performed by the Company's independent accountants and the fees charged for their services, and, in connection therewith, considers the effect of those services on the independence of such accountants. The Audit Committee also discusses with the Company's independent accountants and management the Company's accounting policies and reporting practices, including the impact of alternative accounting policies. The Audit Committee also reviews with the Company's internal audit department the scope and results of internal auditing procedures and the adequacy of accounting and financial systems and internal controls. The Audit Committee may authorize the Company's independent accountants to perform special investigations or supplemental reviews as deemed desirable. The Audit Committee held three meetings during 1994.


Compensation Committee

        The Board's Compensation Committee is currently composed of Messrs. Gordon C. Hurlbert (Chairman) (a Class II director who is not standing for re-election), Bozic, Karber, Schubert, Harvey L. Sperry (a Class I director who is not standing for re-election),
Sturges, Wang and Elish (ex officio).   A report of the
Compensation Committee concerning its policies and their applications is set forth in this Proxy Statement under "Report of the Compensation Committee on Executive Compensation". The Compensation Committee held four meetings in 1994.


Nominating Committee

          The Nominating Committee is currently composed of Messrs. Hurlbert (Chairman), Elish, Glyptis and Wang. The Company's By-
Laws provide for a Nominating Committee of the Board of Directors which identifies and recommends to the Board of Directors candidates to be nominated as Independent Directors. The
Nominating Committee held three meetings in 1994.

Meetings and Attendance

        The Board of Directors held ten meetings in 1994. All directors who served during 1994 attended at least 75% of the aggregate of the meetings of the Board of Directors and Board committees occurring while they served in 1994.

Directors' Compensation

        Directors who are not officers or employees of the Company receive an annual retainer of $15,000, payable monthly, and a meeting fee of $800 for each meeting of the Board of Directors attended, together with a meeting fee of $700 for each meeting of a committee of the Board of Directors attended. All directors who are not officers or other employees of the Company are eligible to participate in the Deferred Compensation Plan for Directors. The Plan permits participants to defer part or all of their directors' fees for a specified year. Amounts representing deferred fees are used to purchase shares of the Company's Common Stock at an amount equal to 90% of the market price of the Common Stock on the first or last trading day of the year, whichever is lower. The shares are held in trust until distributed to the respective participants in accordance with their election.


  REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


        The Compensation Committee of the Board of Directors (the
"Committee") is responsible for determining the compensation of the executives. Set forth below are the factors and criteria used by the Committee in establishing that compensation.

        Compensation of All Executives. In order to achieve the best corporate performance, the Company must be able to attract, motivate and retain persons of outstanding talent and ability who will make a substantial contribution to the growth and success of the Company. The Committee endeavors to reach this goal by providing executives with competitive compensation programs of salary and incentive compensation, and by linking long-term incentive compensation to the growth of the market price of the Company's Common Stock, thereby aligning the interests of executives and all shareholders. The Committee also endeavors to provide an executive compensation package that recognizes individual contributions as well as corporate results.

        In the Committee's establishment of the Company's compensation structure, it reviews in detail the compensation of the individuals whose compensation is detailed in this Proxy Statement, and sets policies for and reviews in general the compensation of approximately 16 other members of senior management. These reviews are designed to ensure consistency for all executives throughout the compensation program.

        The Committee reviews the total compensation package for the Company's executives, such total compensation package consists of two basic elements -- annual compensation and long-term incentive compensation. In setting the executive total compensation package, the Committee does not use a precise formula to establish executive compensation at an exact level of comparability with executives at other companies. However, in establishing the executive compensation package the Committee looks to the competitive marketplace for executive talent, with specific comparative reference to executives in similar positions in the steel industry, specifically considering the 9 member peer group utilized in the discussion of Common Stock Performance herein, and manufacturing companies generally. Information regarding such compensation levels is provided to the Committee by a consultant engaged in management compensation. The Committee places the executive base salaries in the lower quartile of the comparative scale of base salaries of executives in similar positions, and the Company's annual performance awards at the higher end of the comparative scale. For each executive's total compensation package, the Committee intends to provide a level of compensation that, in a comparison with other companies, is in the middle range or higher depending upon performance.

        Annual Compensation. Base salary of an executive is determined subjectively but in comparison with executive salaries as set forth in the preceding paragraph.

        In 1994, the Company adopted a Performance Incentive Plan (the "Incentive Plan") applicable to senior managers (including the named executive officers) who are judged to have a substantial impact on financial results. The purpose of the Incentive Plan is to measure and reward, on an annual basis, financial and individual performance of Incentive Plan participants and provide them with opportunities to obtain additional compensation. Under the Incentive Plan, participants are assigned, for each year, a target bonus percentage of base salary to be awarded if the Company meets its financial goals for the year and if there is a sufficient incentive fund available to pay awards at that level.

        Beginning with 1995, for each year under the Incentive Plan, the Board of Directors will adopt financial goals for that year. Performance is to be measured against a combination of Company-wide financial performance standards. The amount of each participant's incentive payment under the Incentive Plan will depend on the achievement of financial objectives, and a remaining portion will be dependent on achievement of personal, non-financial goals.
The maximum amount of incentive payments that may accrue for any year is four percent of the Company's net income, and no incentive payment will be paid for any year in which profit sharing under the Company's Profit Sharing Plan is not also accrued. Participants in the Incentive Plan do not participate in the Profit Sharing Plan.

        Earned incentive payments may be paid in cash or other form as determined by the Committee. Payment is expected to be made in the year following accrual, with the payment of 1995 incentive payments to be made on October 1, 1996. Generally, to be entitled to payment, a participant must be employed at the end of each plan year.

        Long-term Incentive Compensation. Long-term incentive compensation consists of awards of stock options. These awards are designed to provide a greater community of interest between the Company's shareholders and key employees through gains in the price of the Common Stock over an extended period, and to encourage such employees to remain in the employ of the Company. Long-term incentive compensation awards are dependent upon the Committee's general assessment of the responsibilities of the position held, individual and Company performance, and for an executive with responsibilities in a particular operating unit of the Company, the performance of that operating unit.

        In 1994, the Committee granted to 43 employees options to purchase an aggregate of 504,000 shares of Common Stock at an exercise price of $8.69 per share, which was the market price on the date of the grant.

        The Committee believes that long-term incentive compensation is competitive with long-term compensation plans of the peer group of the Company.

        Compensation of Chief Executive Officer and Chief Operating Officer. On January 26, 1995, Mr. Elish announced that it was his intention to resign his position as Chairman, President and Chief Executive Officer of the Company during 1995. He stated that the Company had, in large measure, accomplished the objectives which he had established when he became Chief Executive Officer in July, 1987 and that the Company needed to develop new long-term plans which should be implemented by the executives developing the plans. As part of a transition in management succession, Mr. Elish resigned as President and Mr. Riederer, who had been Executive Vice President and Chief Financial Officer, was elected President and Chief Operating Officer. As a further inducement to Mr. Elish to remain as Chief Executive Officer during such transition, the employment agreement of Mr. Elish was amended to provide that if he terminated his services not earlier than October 1, 1995 and not later than March 31, 1996, (i) he would receive a payment of $350,000, (ii) after termination he would receive the health benefits provided to retirees of the Company, (iii) if such termination occurred before January 1, 1996, he would be compensated at the annual rate of $350,000 (his present salary rate) for the balance of 1995 and (iv) in lieu of receiving 2/10 of 1% of the net income of the Company as a bonus for 1995, he would participate in the Incentive Plan for 1995. In recognition of the additional duties and responsibilities assumed by Mr. Riederer, his employment agreement was amended to increase his annual base compensation from $205,000 to $250,000 and to provide that, if he is not elected as Chief Executive Officer on or before December 31, 1995, he will receive $375,000 as a termination payment provided he agrees, if requested by the Board of Directors, to remain as President and Chief Operating Officer for a period ending not later than June 30, 1996.


Limitation Affecting Tax Deduction of Certain Executive
Compensation

        Section 162(m) of the Code affects publicly held corporations, such as the Company, by limiting the amount of certain compensation in excess of $1 million per year paid to each of its chief executive officer and four other most highly compensated executive officers that can be deducted during the corresponding taxable year. Certain "performance based" compensation, such as stock options awarded under the Company's 1987 Stock Option Plan are not subject to the limitation.

        The Company was not subject to any such limitations for its 1994 taxable year and based on the anticipated levels of compensation for the Company's executive officers in the near term, the Company believes that the limitations under Code Section
162(m), if applicable, will not be material.


                                Compensation Committee
                                Gordon C. Hurlbert, Chairman
                                Michael Bozic
                                Phillip A. Karber
                                Richard F. Schubert
                                Harvey L. Sperry
                                Thomas R. Sturges
                                David I. J. Wang
                                Herbert Elish, ex officio


      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 1994, Mr. Elish served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and is required by the Company's By-Laws to be an ex officio member
of the Compensation Committee.   The Company retained Willkie Farr
& Gallagher, of which Mr. Sperry is a member, to perform legal services for the Company during 1994.


                 COMMON STOCK PERFORMANCE

        The following graph compares the cumulative return of an assumed investment of $100 in the Company's Common Stock over the periods presented with the cumulative return on an equal investment over the same periods in a market capitalization weighted index comprising the Company's peer group. This group of companies is comprised of the other nine companies that, when combined with the Company, represent in terms of net tonnage shipped the ten largest, publicly traded domestic integrated steelmakers, namely: the U.S. Steel Group of USX Corporation, Bethlehem Steel Corporation, LTV Corporation, National Steel Corporation, Inland Steel Industries, Inc., AK Steel Holding Corporation, Rouge Steel Company, WHX Corporation and Geneva Steel Company (the "New Peer Group"). The calculated return assumes the reinvestment of all dividends. The data used to construct the New Peer Group includes the performance of the U.S. Steel Group of USX Corporation since 1991, National Steel Corporation and LTV Corporation since 1993 and AK Steel Holding Corporation and Rouge Steel Company since 1994, as public trading did not commence in the common stocks of these companies until such respective dates. In past years, the Company compared its Common Stock performance to a peer group consisting of five companies, namely: Armco Inc., Bethlehem Steel Corporation, Inland Steel Industries, Inc., LTV Corporation and WHX Corporation (the "Old Peer Group"), all members of which except Armco Inc. are included in the New Peer Group. Armco, Inc. has redirected its business efforts to align itself as a specialty steel producer and its performance is no longer comparable to the Company. The graph also compares an equal investment over the same periods in the S&P 500 and, as in prior years, the New York Stock Exchange Index, which is based upon a broad equity market.

Year    Company   Old Peer Group    New Peer Group  S&P 500    NYSE
- ----    -------   --------------   --------------   -------    -----
1989    100.00       100.00          100.00          100.00    100.00
1990     65.66        71.32           81.65           96.89     95.76
1991     34.05        68.41           85.02          126.42    123.96
1992     36.48        77.14           96.55          136.05    130.18
1993     62.01        97.99          127.24          149.76    148.27
1994     87.55        95.78          123.21          151.74    145.94



 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 5, 1995, the only persons (including any group of persons) who, to the knowledge of the Company, may be deemed to be the beneficial owners of more than 5% of the Company's Common or Convertible Preferred Stock as of that date. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the power to vote or direct the voting or who has investment power over the security, which includes the power to dispose of or direct the disposition of the security.

                                           Common Stock
                                         Share
Name and address of beneficial owner     Amount  Percent of class
United National Bank,                   11,892,234(1)      28.3%
as Trustee under the 1984
ESOP
1501 Market Street
Wheeling, WV 26003

Mark Dickstein
Dickstein Partners, Inc.                 2,488,300(2)       5.9%
  (collectively,
  the "Reporting Persons")
  9 West 57th Street
  New York, NY 10019


Wellington Management Co.                2,092,200(2)       5.0%
75 State Street
Boston, MA  02109


                                         Convertible Preferred Stock
                                         Share
Name and address of beneficial owner     Amount  Percent of class

United National Bank,                    1,748,504(3)       99%
as Trustee under the 1989 ESOP
1501 Market Street
Wheeling, WV  26003

(1) All shares have been allocated to the accounts of participants in the 1984 ESOP consisting of approximately 7,524 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.

(2) The Company has received a copy of a Schedule 13-D filed with the SEC by the Reporting Persons indicating that, at March 28, 1995, they had investment discretion and dispositive power over 2,488,300 shares of Common Stock. The Company has received a copy of a Schedule 13-G filed with the SEC by Wellington Management Co. ("Wellington") indicating that, at December 31, 1994, Wellington had shared investment discretion over 2,092,200 shares of Common Stock.

(3) Includes 956,639 shares allocated to the accounts of participants in the 1989 ESOP consisting of approximately 7,740 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.

        The following table sets forth, as of April 5, 1995, the total number of shares of Company Common Stock owned beneficially by each nominee for director, each director, the Chief Executive Officer and the five other most highly compensated executive officers and all of such persons and other executive officers of the Company as a group. Included are those shares of Common Stock, if any, allocated under the 1984 ESOP, and the percentage of outstanding Common Stock represented thereby. The table also sets forth the number of shares of Convertible Preferred Stock, if any, allocated under the 1989 ESOP through the latest allocation date (December
31, 1994), and the percentage of outstanding Convertible Preferred Stock represented thereby. Unless otherwise indicated, and except for shares allocated to the accounts of employees under the terms of the 1984 ESOP and 1989 ESOP, each beneficial owner has full voting and investment power over the shares shown in the table.


                                                 Convertible
                        Common Stock            Preferred Stock
                      Share                   Share
                      Amount   % of Class     Amount   % of Class
                                   (1)                    (1)
Michael Bozic             -           -           -          -
William C. Brenneisen    4,008        *          468         *
James B. Bruhn           3,852        *          582         *
Richard R. Burt           -           -           -          -
Craig T. Costello        3,505        *          395         *
Robert J.D'Anniballe,     -           -           -          -
  Jr.
Herbert Elish          252,113(2)     *          745         *
Mark G. Glyptis          2,265        *          205         *
Gordon C. Hurlbert      27,579(3)     *           -          -
Phillip A. Karber         -           -           -          -
Dennis R. Mangino        1,000        -          426         -
Joseph J. Nowak          1,000        -           -          -
Robert S. Reitman         -           -           -          -
Richard K. Riederer     34,775(4)     *          606         *
Richard F. Schubert        300        *           -          -
Harvey L. Sperry        28,391(3)     *           -          -
Thomas R. Sturges       19,827(3)     *           -          -
David I.J. Wang         30,847(3)     *           -          -
Ronald C. Whitaker       1,231        *           -          -
All directors and      426,542(5)    1.0%      5,576         *
 executives as
 a group (25 persons)

(1) An asterisk in this column indicates ownership of less than 1%.
(2) Includes 240,000 shares subject to options currently exercisable; and 100 shares held for Mr. Elish's daughter.
(3)  Includes 27,579, 28,091, 19,827, and 20,847 shares credited to the accounts of Messrs. Hurlbert, Sperry, Sturges, and Wang, respectively, under the Deferred Compensation Plan for Directors, over which shares the named individuals do not exercise voting and/or investment power until distribution.
(4) Includes 30,000 shares subject to options currently exercisable.
(5) Includes 270,000 shares subject to options currently exercisable; 100 shares held by immediate family members of directors.


Additional Information-Director and Officer Securities Reports

        The Company is required to identify any director or officer who failed to file on a timely basis with the SEC a required report relating to ownership and changes in ownership of the Company's equity securities. Ten officers, Herbert Elish, Richard K. Riederer, James B. Bruhn, Craig T. Costello, William C. Brenneisen, Thomas W. Evans, Mac S. White, William R. Kiefer, Earl E. Davis, and Narendra M. Pathipati were,as a result of administrative delays within the Company, each late in filing one report relating to stock options granted to each of them in November 1994. Each of the option grants were reported on a Form 5, timely filed with the SEC on or before February 14, 1995.


                    EXECUTIVE COMPENSATION

        The following table sets forth information for each of the Company's last three fiscal years, summarizing the compensation paid to the Company's Chief Executive Officer and each of the Company's next five most highly compensated executive officers (collectively, the "Named Executive Officers") who were serving as such at the end of the Company's last completed fiscal year.

                                                SUMMARY COMPENSATION TABLE
                                                           Long Term Compens-
                                 Annual Compensation                   ation
                                                                       Awards
Name & Principal Position  Year  Salary   Bonus (1)  Other Annual     Options
                                   ($)      ($)     Compensation($)   (SARS)
                                                                        (2)(3)

Herbert Elish              1994  $350,000  $77,944     $172,974      90,000
Chairman of the Board      1993   350,000     -         205,236        -
& Chief Executive Officer  1992   350,000     -         146,923        -

Richard K. Riederer        1994  $205,000  $ 4,688     $ 21,464      35,000
President, Chief Operating 1993   191,256     -            -           -
Officer & Chief Finan-     1992   150,000   25,000         -           -
cial Officer

James B. Bruhn             1994  $190,000  $ 4,519     $ 23,114      35,000
Executive Vice             1993   178,338     -            -           -
President-Commercial       1992   162,000     -            -           -

Craig T. Costello          1994  $150,838  $ 4,907     $ 26,418      35,000
Executive Vice President   1993   107,508     -            -           -
Operations                 1992   100,008     -            -           -

William C. Brenneisen      1994  $150,000  $ 3,947     $ 19,863      30,000
Senior Vice President-     1993   143,001     -            -           -
Human Resources            1992   122,004     -            -           -

Dennis R. Mangino          1994  $150,000  $ 3,755     $  5,789        -
Former Vice President      1993   140,010     -            -           -
Product Quality and        1992   130,020     -            -           -
Weirtec
- -------------------------------All other compensation (4)(5)(6)($)
Herbert Elish              1994             $235,062
                           1993              214,794
                           1992              198,500
Richard K. Riederer        1994             $ 31,487
                           1993                  829
                           1992                  510
James B. Bruhn             1994             $ 33,208
                           1993                  773
                           1992                  412
Craig T. Costello          1994             $ 34,609
                           1993                  462
                           1992                  251
William C. Brenneisen      1994             $ 29,207
                           1993                  620
                           1992                  311
Dennis R. Mangino          1994             $ 84,162
                           1993                  607
                           1992                  330


        (1) In 1995, Mr. Elish received a bonus in respect of 1994 of $77,944 pursuant to his employment agreement. Messrs. Riederer, Bruhn, Costello, and Brenneisen received the sums reported in 1995, in respect of 1994 according to the Company's Profit Sharing
              Plan; Mr. Riederer received a bonus of $25,000 in 1992 for services pursuant to his employment agreement.
        (2) Aggregate amounts of perquisites and other personal benefits that are the lesser of $50,000 or 10% of each of the respective Named Executive
              Officers combined salary and bonuses, have been omitted. Under the terms of the Company's Supplemental Executive Retirement Plan (the
              "SERP"), the Company paid income taxes associated with contributions made to trusts established under the SERP on behalf of Messrs. Riederer, Bruhn, Costello, Brenneisen and Mangino in the amounts of $21,464, $23,114, $26,418, $19,863 and
              $5,789, respectively.

        (3) The terms of Mr. Elish's current and prior employment agreements provide for the purchase of annuity contracts. The Company has purchased annuity contracts, which vest over time, in Mr. Elish. As these contracts vest, Mr. Elish incurs reportable taxable income, without a corresponding cash payment, equal to the replacement value of the vested contract. Mr. Elish is also entitled to receive payments equal to his incremental income tax liability as a result of the vesting of the annuities. In 1994, 1993, and 1992, Mr. Elish received $172,974, $168,926, and $110,823, respectively, related to such tax liabilities.
              Other amounts reported represent perquisites and other personal benefits paid by the Company including life insurance premiums in the amount of $26,143 and $26,693 for 1993 and 1992, respectively.
        (4) Includes the replacement value of annuity contracts which vested pursuant to the terms of Mr. Elish's employment agreement in the amounts of $234,144, $213,772, and $197,919 for the years 1994, 1993, and 1992, respectively. Other amounts reported represent contributions made by the Company on behalf of Mr. Elish pursuant to the terms of the 1989 ESOP.
        (5) Amounts shown for 1994 include contributions made by the Company of $30,569, $32,290, $33,691, $28,289 and $8,244 to a non-qualified SERP trust for the benefit of Messrs. Riederer, Bruhn, Costello, Brenneisen and Mangino, respectively. Other amounts reported represent contributions made by the Company on behalf of Messrs. Riederer, Bruhn, Costello, Brenneisen and Mangino pursuant to the terms of the 1989 ESOP.
        (6) Mr. Mangino's employment with the Company was terminated effective December 31, 1994. Of the amount shown for 1994, $75,000 related to severance payments.


                      1994 STOCK OPTION GRANTS

        The following table sets forth all stock options granted during 1994 to named executive officers, including certain additional information such as the potential gain that could be realized if Company Common Stock were to appreciate in value at specified annual rates over the related option terms:

                        Options/SAR Grants in last fiscal year

               Individual Grants
- -------------------------------------------------------------------------------
Name           Number of      % of  Exercise   Expira-    Grant Date Present
               Options       Total    Price     tion        Value
               Granted in  Options     per      Date
                 1994      Granted    share
                 (1)     to employees  (2)                      (3)
- -------------------------------------------------------------------------------
H. Elish        90,000      18.0%     $8.69     3/31/1999   $406,800
R.K. Riederer   35,000       7.0%     $8.69    11/15/2004   $226,100
J.B. Bruhn      35,000       7.0%     $8.69    11/15/2004   $226,100
C.T. Costello   35,000       7.0%     $8.69    11/15/2004   $226,100
W.C. Brenneisen 30,000       6.0%     $8.69    11/15/2004   $193,800
D.R. Mangino      -           -         -         -             -
- -------------------------------------------------------------------------------

(1) Options granted in 1994 to the Named Executive Officers, other than Mr. Elish, become exercisable in three equal annual installments commencing with October 1996. In the case of Mr.
Elish, such options were immediately exercisable and expire on March 31, 1999.

(2) The exercise price was determined using the average of the high and low selling price of the Company's Common Stock on the date of the grant, in accordance with the terms of the Company's
1987 Stock Option Plan.

(3) The Company used the Black-Scholes Option Valuation Model to determine grant date present value of the options. The Company does not advocate or necessarily agree that the Black-Scholes Model properly reflects the value of an option. The assumptions used in calculating the option value were as follows: A risk-free interest rate of 8%, the rate applicable to a ten-year treasury security at the time of the award; A dividend yield of 0%, the yield at the conclusion of the most recently completed fiscal year; Volatility of 0.527, calculated using daily stock returns for the twelve-month period preceding the option award; a stock price at date of grant of $8.69; the price at which the option can be exercised is fair market value ($8.69); and a ten-year term (except for Mr. Elish's option term, which is 4.4 years-extending through March 31, 1999). No adjustments were made for forfeitures or vesting restrictions on exercise. The value of an option on the Company's Common Stock under the Black-Scholes model of option valuation applying the preceding assumptions was $4.52 per optioned share for Mr. Elish and $6.46 per optioned share for the other named executives.

Option Exercises/Outstanding Options and Year End Values

        The following table sets forth information regarding the exercise of stock options during 1994 and the unexercised options held as of the end of the 1994 fiscal year by the named executive officers in the Summary Compensation Table. No stock appreciation rights ("SARs") were granted to any of the Named Executive Officers.

                Aggregated Options/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values
                                                           Total
                                            Number of      Value of Shares
                                            Unexercised    Unexercised
                                            Options/SARS   In-the-money
                                            at Fiscal      Options/SARS
                                            Year end       at Fiscal Year-
                                              (#)             End ($)
- --------------------------------------------------------------------------
Name         No. of Shares  Total Value    Exercisable/    Exercisable/
             Underlying     Realized       Unexercisable   Unexercisable
             Options/SARS     ($)               (1)            (2)
             Exercised
- -------------------------------------------------------------------------
H. Elish        -             -            240,000/ -0-     128,400/-0-
R.K. Riederer   -             -             30,000/35,000    20,100/10,850
C.T. Costello   -             -              -0-  /35,000       -0-/10,850
J.B. Bruhn      -             -              -0-  /35,000       -0-/10,850
W.C. Brenneisen -             -              -0-  /30,000       -0-/ 9,300
D.R. Mangino    -             -               -   /  -           -
- ----------------------------------------------------------------------

(1) Options were granted to Messrs. Elish and Riederer on the commencement of their employment with the Company in 1987 and 1989, respectively; the options are currently exercisable at a price of $8.33 per share.

(2) The "Value of Unexercised In-the-Money Options at Fiscal Year-End" is equal to the difference between the closing price ($9 per share) of the Company's Common Stock on the New York Stock Exchange on its last trading day in 1994 (December 30, 1994) and the exercise price ($8.69 for the shares granted in 1994 and $8.33 for previously granted shares), times the number of shares underlying the options.


    EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVES

        Mr. Elish entered into an employment agreement with the Company on July 1, 1990, which was amended August 5, 1993 and January 26, 1995, (the "Employment Agreement"). The Employment Agreement is for an indefinite term and can be terminated by either party. The Employment Agreement provides for termination by the Company for disability, for "just cause" (as defined) and without cause. Mr. Elish may terminate employment within 180 days after the election to the Board of Directors of a person not nominated by the Board (except for Union Directors). For a further description of the Employment Agreement, see "Report of Compensation Committee on Executive Compensation", herein.

        The Employment Agreement provides for a base salary of $350,000 per year. The Employment Agreement also provides for supplemental life insurance benefits, supplemental retirement benefits in the form of annuities (as hereinafter described), and for the immediate vesting of annuities with respect to supplemental retirement benefits. The Employment Agreement provides, for cash payments to Mr. Elish for certain income tax liabilities incurred upon the vesting of the annuities.

        Pursuant to provisions which provide for supplemental retirement benefits under the Employment Agreement, the Company has purchased five annuity contracts, which provide for certain cash annuity payments, payable to Mr. Elish commencing at age 62, for life, or if Mr. Elish does not survive for 20 years, payable to his designated beneficiary for the remainder of such 20 year period, and thereafter to his surviving spouse, if any, for her life. The Employment Agreement provides that the annuities vest at the rate of one annuity contract on each of July 1, beginning 1991 through 1995. All of the annuity contracts vest in the event that Mr. Elish's employment is terminated, except for a termination by the Company for just cause, in which case those annuity contracts which have not vested are forfeited.

        Mr. Riederer, President, Chief Operating Officer and Chief Financial Officer and a director, has an employment agreement with the Company, which was amended on January 26, 1995, providing a base salary of $250,000. The agreement also provides for supplemental disability income and supplemental life insurance. The agreement may be terminated by the Company or by Mr. Riederer. For a further description of the employment agreement of Mr. Riederer, see "Report of the Compensation Committee on Executive Compensation", herein.


        Mr. Bruhn, Executive Vice President - Commercial and a director, has an employment agreement with the Company which requires the Company to pay 18 months compensation if such agreement is terminated by the Company without cause as follows:
12 months in one lump sum payable within 10 days following termination and six months in six monthly installments beginning in
the 13th month following termination.   Mr. Bruhn's employment
agreement also provides supplemental retirement benefits whereby he is to be credited for two years of service for pension purposes for each actual year of service up to a maximum of 20 years of credit for 10 years of service.

        Messrs. Brenneisen and Costello have employment agreements with the Company which require the Company to pay 18 months compensation if such agreements are terminated by the Company without cause as follows: 12 months in one lump sum payable within 10 days following termination and six months in six monthly installments beginning in the 13th month following termination.

                                        PENSION PLAN

        The following table shows the estimated annual retirement benefit payable, beginning at normal retirement age, under the Company's Retirement Plan (the "Retirement Plan") as in effect on January 1, 1995, on a straight life annuity basis to salaried employees in the earnings and years of service classifications indicated.


                                    PENSION PLAN TABLE
                                         Years of Service
Renumeration(1)          15       20       25       30       35
$125,000              23,462   33,692   43,922   54,151   64,381
 150,000              29,369   41,567   53,766   65,964   78,162
 175,000              35,275   49,442   63,609   77,776   91,943
 200,000              41,181   57,317   73,453   89,589  105,725
 225,000              47,088   65,192   83,297  101,401  119,506
 250,000              52,994   73,067   93,141  113,214  120,000
 300,000              64,806   88,817  112,828  120,000  120,000
 400,000              88,431  120,000  120,000  120,000  120,000
 450,000             100,244  120,000  120,000  120,000  120,000
 500,000             112,056  120,000  120,000  120,000  120,000

(1) The highest benefit level is based on the maximum pensionable earnings (as described below) allowable under the Code ($150,000 effective January 1, 1994, as indexed for cost-of-living in future years) and the maximum annual benefit amount allowable under the Code. Benefits accrued prior to January 1, 1994 are preserved (based on a $200,000 annual maximum); however, none of the named executive officers had accrued a benefit amount as of such date exceeding the maximum amount set forth in the above table. Section 415 of the Code limits the maximum annual benefit which may be paid from a qualified defined benefit plan (such as the Retirement Plan) at age 65 with an actuarial reduction for earlier commencement. This limitation is indexed for future cost-of-living increases. In 1995, the maximum annual benefit amount is $120,000.


        The Company maintains the Retirement Plan, a noncontributory pension plan, which covers all employees who have completed one year of service and attained age 21. The Retirement Plan meets the funding requirements of the Employee Retirement Income Security Act of 1974. Full vesting is obtained after five years of pension service. The calculation of retirement benefits for salaried employees is generally based upon length of service and average annual pension compensation (as defined in the Retirement Plan) for the highest five years of the fifteen years preceding retirement. Effective January 1, 1995, average annual pension compensation generally consists of W-2 earnings plus pre-tax 401(k) plan contributions. Prior to January 1, 1995, pension earnings consisted of earnings (base salary or hourly wages and bonuses or profit sharing payments), reduced by cost-of-living increases granted after 1974, and increased by the greater of (i) 50% of such cost-of-living increases or (ii) amounts payable under the Company's Profit Sharing Plan formula. Annual pension compensation for the purposes of the Retirement Plan benefit amount calculations for 1994 for the named executive officers was $150,000 for Mr. Elish, $150,000 for Mr. Riederer, $150,000 for Mr. Bruhn, $145,939
for Mr. Costello, $145,101 for Mr. Mangino and $145,101 for Mr. Brenneisen. As of December 31, 1994, Messrs. Elish, Riederer, Bruhn, Costello, Mangino and Brenneisen had credited service under the Retirement Plan of 7.5, 5.11, 7.6, 28.11, 4.4 and 9.3 years, respectively. In certain circumstances, pension benefits are subject to integration with social security benefits.

        In 1994, the Company established a non-qualified, supplemental executive retirement plan (the "SERP") which covers management employees in Company job class 56 and above. The SERP is a defined contribution target-benefit plan under which a projected retirement benefit at age 62 is calculated for each participant based on W-2 earnings and projected service to age 62, reduced by the participant's projected benefit under the Retirement Plan and a predecessor plan, if applicable. A payment is made to each participant for the first year of participation equal to the after-tax present value of the portion of the target benefit accrued to that date. This payment is then contributed to a trust established by the participant. The trust assets are payable to the participant at age 62 or at an earlier unreduced retirement. For subsequent years of participation, additional payments are made to the participant for contribution to the trust in amounts which are determined so as to provide sufficient assets in the trust at age
62 equal to the then present value of the target benefit. Annual payments to participants under the SERP constitute taxable income and have been reflected in the Summary Compensation Table under "Executive Compensation". The named executive officers, except for Mr. Elish, were covered by the SERP in 1994. Mr. Elish became a participant in 1995.


            DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Stockholders' proposals to be included in the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 400
Three Springs Drive, Weirton, West Virginia 26062 no later than
December 31, 1995.

        Suggestions for nominees for Independent Directors may be made, not less than sixty (60) days prior to the Annual or Special Meeting at which an election for directors is to occur, by any stockholder in writing addressed to the Nominating Committee, in care of the Secretary of the Company.

                                                    By Order of the Board of
                                                    Directors,

                                                    Herbert Elish,
                                                    Chairman and
                                                    Chief Executive Officer
Weirton, West Virginia
April 25, 1995




CONFORMED COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE DIRECTOR OF INVESTOR RELATIONS, WEIRTON STEEL CORPORATION, 400 THREE SPRINGS DRIVE, WEIRTON, WEST VIRGINIA 26062.